                                                               EXHIBIT 8-A

                   [Letterhead of Sullivan & Cromwell]

                                                          October 15, 1998

SBC Communications Inc.,

  175 East Houston,

    San Antonio, Texas 78205.

Ladies and Gentlemen:

  We have acted as counsel to SBC Communications Inc. ("SBC") in connection with the Registration Statement (Registration No. 333-56141) on Form S-4 of SBC filed with the Securities and Exchange Commission on October 15, 1998 (the "Registration Statement") and hereby confirm to you our opinion set forth under the heading "Material Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus included in the Registration Statement, subject to the assumptions set forth under such heading. Capitalized terms used but not defined herein have the meanings specified in the Agreement and Plan of Merger, dated as of May 10, 1998, among Ameritech Corporation, a Delaware corporation, SBC, a Delaware corporation, and SBC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of SBC.

  We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Material Federal Income Tax Consequences of the Merger" in the Registration Statement and the Joint Proxy Statement/Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Sullivan & Cromwell